Exhibit 10.26

Project Contract

Party A: Tianjin Boai Pharmaceutical Co. Ltd
Party B: Tianjin Zhongjing Environment Technique Co. Ltd

On the basis of PRC Contract Law, and considering the actual situation of this project, Parties make this agreement through friendly negotiation.

1.	Project: Tianjin Boai Pharmaceutical Paclitaxel Pilot Workshop Infrastructure Project

2.	Site: Xiqing District Xiao Nanhe

3.	Content: The project is included purification and reconstruction of Paclitaxel Lab and Water and Electricity Equipments; Party B is responsible for equipments supply, installation and modification.

4.	Term:
Beginning time: by negotiation after this contract is signed Ending time: 120 days after the beginning time

Upon the occurrence of any of the following events, this project may be delayed and the delay shall be noticed in writing.

1.	Before the beginning time, roads to the site, water and electricity are not available so that the project is hindered.

2.	Power cut and/or water cut that last for over 24 hours.

3.	Party A does not pay advances, progress payment, and payable on equipments so that the project is hindered.

4.	Force majeure that causes the construction impossible.

5.	Party B shall bear the losses caused by the default except for the events mentioned above.

5.	Price and settlement

	1.	Price: CNY twenty-two million in total

	2.	Fluctuation: the price is fixed according to the drawing and purchasing list, and Parties cannot change the price without changes of the drawing and purchasing list.

6.	Term of payment

The payment shall be made in accordance to the progress of the project. When the project is ready for check and acceptance but Party A does not check and accept for whatever reasons, Party A shall still make the payment.

7.	Check and acceptance

1. Party B must conduct the construction work and check work in accordance to the drawing, requirements of Party A, and the State regulations, and accept supervision and inspection from Party A.

1.1

When the project is ready for being sheltered, Party B shall self-check the project andadvise Party A in writing 48 hours before the shelter. The advice shall include the checking item, time, and site. Party B can shelter the project once Party A signs on the checking record which shows the project reach the standards.

1.2	Party B can shelter the project after Party A checks the project and agrees that the projectquality and equipments fulfill the requirements of standards, regulation and the drawing.

2.

Before the acceptance by Party A, the finished project shall be taken care of by Party B and Party may not use the project. Once Party A uses the project, the project is considered to be accepted by Party A.

3.

Party B shall be responsible for maintenance within one year after acceptance. The maintenance includes all equipments maintenance, shelter project maintenance and pumpers. Within the maintenance term, if the problems are caused by Party B, Party B shall arrive within 24 hours after being advised and fees shall be borne by Party B; if the problems are caused by Party A, Party B shall be also responsible for the maintenance, and the fees shall be borne by Party A.

4.	The quality of construction shall reach the State standards and standards agreed by both sides.

8.	Responsibilities of both sides

	1.	Party A shall provide site for the construction and bear the water and electricity fees

	2.	Party A shall confirm the drawing before the construction.

3

Party B is responsible for the quality of project and finishing the construction on time. Lossescaused by inferior quality shall be borne by Party B; Party B shall be responsible for the accidents caused by Party B. Damages caused Party B shall be borne by Party B.

9.	Disputes Solving

Once the disputes arise, Parties shall negotiate in time. If the disputes cannot be solved by negotiation, sue may be filed to the court in the Party A’s jurisdiction.

10.	Party B is responsible for training Party A’s staffs, for free.

11.	Others

1.

If the design or function is changed, or Party A requires to increase the project volume,Party A shall sign for confirmation, negotiate with Party B and pay the increasing cost to Party B as soon as practicable.

2.	Losses caused by force majeure shall be borne by Party A (and shall be confirmed by PartyA).

3.	This contract becomes effective after Parties sign and seal, and loses efficacy after the project is finished and accepted, all the prices are paid and maintenance period goes out.

4.

If Party B finishes the project after the ending time, Party B shall pay 0.5% of the price of the project for every 1 day delay, and if the delay exceeds 20 days, or the project does not reach the standards and the problems cannot be fixed, Party A attains the right to cancel this contract, and Party B shall give back the advances and pay for the damages, besides undertake the default responsibilities.

5.

If Party A does not make the payment on time, Party A shall pay 0.5% of the price of theproject for every 1 day delay, and if the delay exceeds 20 days, Party B attains the right to cancel this contract, and Party shall pay for the damages, besides undertake the default responsibilities.

This contract is duplicated, and each side holds one copy, with the same effectiveness.

Party A: Tianjin Boai Pharmaceutical Co. Ltd Representative: Liu Shunhong
Date: June 15, 2009

Party B: Tianjin Zhongjing Environment Technique Co. Ltd Representative: Wang Hongtao
Date: June 15, 2009